Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Frequency Electronics, Inc. on Form S-8 (Nos. 333-08901, 333-40506, 333-140938, 333-156600, 333-42233 and 333-188952) of our report dated July 29, 2013 on our audits of the consolidated financial statements as of April 30, 2013 and 2012 and for each of the years in the two-year period ended April 30, 2013 which report is included in this Annual Report on Form 10-K to be filed on or about July 29, 2013.

/s/ EisnerAmper LLP
EisnerAmper LLP

New York, New York
July 29, 2013